Exhibit 99.1

Crane NXT Announces Appointment of Jeffrey Benck to Board of Directors

WALTHAM, Mass., March 12, 2026 (GLOBE NEWSWIRE) -- Crane NXT, Co. (NYSE: CXT) ("Crane NXT" or the "Company"), a global leader in authentication and traceability technologies, today announced that its Board of Directors (“Board”) has appointed Jeffrey Benck as a Director of Crane NXT.

Mr. Benck brings over 35 years of broad industry experience, as a chief executive officer and leader of technology companies, spanning software, services and hardware.  Since March 2019, Mr. Benck has served as President, Chief Executive Officer and Director of Benchmark Electronics (NYSE: BHE), a global provider of engineering design and manufacturing services. Mr. Benck also serves as a Director and Chair of the Human Resource and Governance Committee of UNS Energy Corporation, the non-public subsidiary of Fortis Inc.

Prior to joining Benchmark Electronics, Mr. Benck served as President and Chief Executive Officer of Lantronix, global provider of secure data access and management solutions for Internet-of-Things (IOT) and information technology assets.  Prior to Lantronix, Mr. Benck served as President and Chief Executive Officer of Emulex Corporation, a global supplier of advanced networking, monitoring, and management solutions from July 2013 until Emulex was acquired by Avago Technologies (now Broadcom, Inc.) in May 2015. Prior to Emulex, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. He also spent 18 years at IBM Corporation where he held a variety of senior leadership roles.

Mr. Benck holds a Master of Science degree in management of technology from University of Miami and a Bachelor of Science degree in mechanical engineering from Rochester Institute of Technology.

On March 6, 2026, James L.L. Tullis, a current Director of the Board, notified the Board that he will not stand for reelection at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Accordingly, Mr. Tullis will cease to serve as a director of the Company at the conclusion of the Annual Meeting scheduled for May 21, 2026.

John S. Stroup, Chairman of the Crane NXT Board, said: “I am pleased to welcome Jeff to Crane NXT’s Board of Directors. With over 35 years of experience across technology-driven businesses, Jeff offers a valuable combination of seasoned leadership and customer-focus that will strengthen our support of Crane NXT’s strategy. I would also like to thank Jim for his thoughtful perspective and partnership over the past several years, which have been invaluable to the Company.”

About Crane NXT, Co.

Crane NXT is a global leader in authentication and traceability technologies. Through its industry-leading businesses, Crane NXT provides customers with advanced technologies to secure high-value products for governments and leading global brands, sophisticated detection equipment and systems, and proprietary products to protect identities. Crane NXT’s approximately 5,000 employees help its customers protect their most important assets and ensure secure, seamless transactions around the world every day. For more information visit www.cranenxt.com.

Investors

Matt Roache

VP, Investor Relations

matthew.roache@cranenxt.com

www.cranenxt.com